Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. PURCHASES ADDITIONAL ADULT CLUB IN DALLAS-FORT WORTH MARKET

HOUSTON – (June 2, 2010) – Rick’s Cabaret International, Inc. (NASDAQ: RICK), the nation’s premier owner of upscale gentlemen’s clubs, has purchased the Fort Worth Gentleman’s Club at 3315 North Freeway in Fort Worth, Texas.

Rick’s Cabaret paid $2 million to Restaurant Associates, Inc. for the club and also obtained options to buy the land on which the club sits and the land adjacent to the club, an aggregate of 2.2 acres.

“This acquisition sends the signal that we are continuing the roll-up program that has been underway for some time and that we will continue to purchase new clubs that will be accretive to our earnings and help fulfill our strategic vision,” said Eric Langan, President and CEO of Rick’s Cabaret.

“Specifically, the purchase of Fort Worth Gentleman’s Club adds significantly to the cluster of clubs we now have in the Dallas-Fort Worth market, giving us purchasing power synergies and marketing advantages, and lets us leverage our regional management strengths,”  he added.

Upon completion of plans to open a new cabaret near the DFW International Airport later this year, the Fort Worth Gentleman’s Club acquisition will bring to six the number of clubs owned by subsidiaries of Rick’s Cabaret in the Dallas-Fort Worth market -- Rick’s Cabaret and Cabaret North in Fort Worth, XTC Cabaret and Club Onyx in Dallas. The acquisition brings to 20 the total number of clubs owned by subsidiaries of the company nationwide, including the flagship Rick’s Cabaret in New York City and Tootsie’s Cabaret in Miami Gardens, Florida.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

 Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com http://www.ricks.com/.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com